Exhibit 99.1

United Airlines Reports

First-Quarter 2017 Performance

CHICAGO, April 17, 2017 – United Airlines (UAL) today announced its first-quarter 2017 financial results.

•	UAL reported first-quarter net income of $96 million, diluted earnings per share of $0.31, pre-tax earnings of $145 million and pre-tax margin of 1.7 percent.

•	Excluding special items, UAL reported first-quarter net income of $129 million, diluted earnings per share of $0.41, pre-tax earnings of $196 million and pre-tax margin of 2.3 percent.

Oscar Munoz, chief executive officer of United Airlines, said, “In the first quarter of 2017 our financial and operational performance gives us a lot of confidence about the foundation we are building. It is obvious from recent experiences that we need to do a much better job serving our customers. The incident that took place aboard Flight 3411 has been a humbling experience and I take full responsibility. This will prove to be a watershed moment for our company and we are more determined than ever to put our customers at the center of everything we do. We are dedicated to setting the standard for customer service among U.S. airlines, as we elevate the experience our customers have with us from booking to baggage claim.”

First-Quarter Revenue

For the first quarter of 2017, revenue was $8.4 billion, an increase of 2.7 percent year-over-year. First-quarter 2017 consolidated passenger revenue per available seat mile (PRASM) was flat and consolidated yield increased 0.4 percent compared to the first quarter of 2016.

Scott Kirby, president of United Airlines, said, “United is delivering on the commitments we made at investor day last fall. We saw positive trends in the revenue environment in the quarter and are optimistic about the year ahead. Looking forward, we expect second quarter consolidated PRASM to be up 1.0 to 3.0 percent. This would mark the fifth straight quarter of sequential improvement and the first quarter of positive unit revenue growth in two years.”

First-Quarter Costs

Operating expense was $8.1 billion in the first quarter, up 7.9 percent year-over-year. Excluding special charges, operating expense was $8.1 billion, a 10.0 percent increase year-over-year. Consolidated unit cost per available seat mile (CASM) increased 5.1 percent compared to the first quarter of 2016 due largely to higher fuel expense and the impact of labor agreements ratified in 2016. First-quarter consolidated CASM, excluding special charges, third-party business expenses, fuel and profit sharing, increased 5.0 percent year-over-year, driven mainly by higher labor expense.

United Airlines Reports First-Quarter 2017 Performance

Liquidity and Capital Allocation

In the first quarter of 2017, UAL increased its revolving credit facility by $650 million to a total capacity of $2.0 billion with the full amount currently undrawn and increased its existing term loan by approximately $440 million with more favorable terms and rates. Also in the first quarter, the company raised $300 million of unsecured debt at 5 percent.

UAL generated $547 million in operating cash flow and ended the quarter with $6.4 billion in unrestricted liquidity, including its $2.0 billion revolving credit facility. The company’s capital expenditures were $691 million in the first quarter. Including assets acquired through the issuance of debt and airport construction financing and excluding fully reimbursable projects, the company invested $1.4 billion during the first quarter in adjusted capital expenditures. The company contributed $80 million to its pension plans and made debt and capital lease principal payments of $346 million in the first quarter.

For the 12 months ended March 31, 2017, the company’s pre-tax income was $3.5 billion and return on invested capital (ROIC) was 17.5 percent. In the quarter, UAL purchased $0.3 billion of its common shares at an average price of $68.41 per share. As of March 31, 2017, the company had approximately $1.5 billion remaining to purchase shares under its existing share repurchase authority.

Andrew Levy, executive vice president and chief financial officer of United Airlines, said, “During the quarter, we improved our liquidity and continued to return cash to shareholders. We remain focused on maintaining a strong balance sheet and finding incremental cost savings opportunities.”

For more information on UAL’s second-quarter 2017 guidance, please visit ir.united.com for the company’s investor update.

First-Quarter Highlights

Customer Experience

•	Modernized airport screening experience with fully redesigned security checkpoint at Newark Liberty International Airport.

•	Debuted new Terminal C North at Houston’s George Bush Intercontinental Airport – elevating the customer experience with roomier gate areas, the latest technology and chef-inspired dining choices.

•	United named “Eco-Airline of the Year” from Air Transport World magazine for its leadership in environmental action.

•	Launched United Jetstream, a new online portal for corporate and travel agency customers that simplifies the travel management process and gives customers an intuitive suite of self-service tools.

•	Launched new Basic Economy fare for travel between Minneapolis/St. Paul and any of United’s seven U.S. hubs.

United Airlines Reports First-Quarter 2017 Performance

Network and Fleet

•	Began implementing plan to improve the company’s route network with more destinations, more flights and more convenient connections, with expectations to add service to 31 destinations across the U.S. and Europe in 2017.

•	Took delivery of six Boeing 777-300ER aircraft, two Boeing 787-9 aircraft and one used Airbus A319 aircraft in the quarter.

•	Purchased 12 currently operated Boeing 737NG aircraft previously leased to the company.

•	Entered into a new partnership with Air Wisconsin Airlines to operate 50 regional jets under the United Express brand.

Operations and Employees

•	Achieved a record-setting 25 zero-cancellation days for the mainline operation in the quarter.

•	Consolidated completion factor was 97.5 percent in the first quarter, 0.6 points higher than the 96.9 percent from first-quarter 2016. This represents over 2,500 fewer flight cancellations compared to the first quarter of 2016.

•	Achieved best-ever consolidated on-time departure rate for both February and March and lowest-ever first-quarter mishandled bag rate in company history.

•	Employees earned cash-incentive payments of approximately $18 million for achieving operational performance goals in the quarter.

About United

United Airlines and United Express operate approximately 4,500 flights a day to 337 airports across five continents. In 2016, United and United Express operated more than 1.6 million flights carrying more than 143 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates 743 mainline aircraft and the airline’s United Express partners operate 478 regional aircraft. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol “UAL”.

United Airlines Reports First-Quarter 2017 Performance

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “goals” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans and revenue-generating initiatives, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; costs associated with any modification or termination of our aircraft orders; our ability to utilize our net operating losses; our ability to attract and retain customers; potential reputational or other impact from adverse events in our operations; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic and political conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel if we decide to do so; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; economic and political instability and other risks of doing business globally; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the effects of any technology failures or cybersecurity breaches; disruptions to our regional network; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; the success of our investments in airlines in other parts of the world; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements and environmental regulations); the impact of regulatory, investigative and legal proceedings and legal compliance risks; the impact of any management changes; labor costs; our ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth under Part I, Item 1A., “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Reports First-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended March 31,		% Increase/ (Decrease)
(In millions, except per share data)	2017	2016
Operating revenue:
Passenger - Mainline	$5,831	$5,577	4.6
Passenger - Regional	1,343	1,413	(5.0)

Total passenger revenue (B)	7,174	6,990	2.6
Cargo	220	194	13.4
Other operating revenue	1,026	1,011	1.5

Total operating revenue	8,420	8,195	2.7

Operating expense:
Salaries and related costs	2,661	2,490	6.9
Aircraft fuel (C)	1,560	1,218	28.1
Landing fees and other rent	544	525	3.6
Regional capacity purchase	536	522	2.7
Depreciation and amortization	518	479	8.1
Aircraft maintenance materials and outside repairs	454	402	12.9
Distribution expenses	307	303	1.3
Aircraft rent	179	178	0.6
Special charges (D)	51	190	NM
Other operating expenses	1,332	1,239	7.5

Total operating expense	8,142	7,546	7.9

Operating income	278	649	(57.2)

Operating margin	3.3%	7.9%	(4.6) pts.
Operating margin, excluding special charges (A) (Non-GAAP)	3.9%	10.2%	(6.3) pts.

Nonoperating income (expense):
Interest expense	(150)	(159)	(5.7)
Interest capitalized	23	14	64.3
Interest income	11	8	37.5
Miscellaneous, net (D)	(17)	(18)	(5.6)

Total nonoperating expense	(133)	(155)	(14.2)

Income before income taxes	145	494	(70.6)

Pre-tax margin	1.7%	6.0%	(4.3) pts.
Pre-tax margin, excluding special items (A) (Non-GAAP)	2.3%	8.4%	(6.1) pts.
Income tax expense (E)	49	181	(72.9)

Net income	$96	$313	(69.3)

Earnings per share, diluted	$0.31	$0.88	(64.8)

Weighted average shares, diluted	315	355	(11.3)

NM Not meaningful

United Airlines Reports First-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended March 31,		% Increase/ (Decrease)
	2017	2016
Mainline:
Passengers (thousands)	23,825	22,277	6.9
Revenue passenger miles (millions)	42,183	40,856	3.2
Available seat miles (millions)	53,054	51,165	3.7
Cargo ton miles (millions)	748	622	20.3
Passenger revenue per available seat mile (cents)	10.99	10.90	0.8
Average yield per revenue passenger mile (cents)	13.82	13.65	1.2
Aircraft in fleet at end of period	743	719	3.3
Average stage length (miles)	1,802	1,859	(3.1)
Average daily utilization of each aircraft (hours)	9:45	9:36	1.6

Regional:
Passengers (thousands)	9,280	9,810	(5.4)
Revenue passenger miles (millions)	5,428	5,726	(5.2)
Available seat miles (millions)	6,754	7,108	(5.0)
Passenger revenue per available seat mile (cents)	19.88	19.88	—
Average yield per revenue passenger mile (cents)	24.74	24.68	0.2
Aircraft in fleet at end of period	478	503	(5.0)
Average stage length (miles)	573	575	(0.3)

Consolidated (Mainline and Regional):
Passengers (thousands)	33,105	32,087	3.2
Revenue passenger miles (millions)	47,611	46,582	2.2
Available seat miles (millions)	59,808	58,273	2.6
Passenger load factor:
Consolidated	79.6%	79.9%	(0.3	) pts.
Domestic	83.3%	82.9%	0.4	pts.
International	75.2%	76.4%	(1.2	) pts.
Passenger revenue per available seat mile (cents)	12.00	12.00	—
Total revenue per available seat mile (cents)	14.08	14.06	0.1
Average yield per revenue passenger mile (cents)	15.07	15.01	0.4
Aircraft in fleet at end of period	1,221	1,222	(0.1)
Average stage length (miles)	1,451	1,461	(0.7)
Average full-time equivalent employees (thousands)	85.2	82.5	3.3

Note: See Part II, Item 6 Selected Financial Data of the company’s annual report on Form 10-K for the year ended December 31, 2016 for the definition of these statistics.

United Airlines Reports First-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

SUMMARY FINANCIAL METRICS

Note (A) provides a reconciliation of non-GAAP financial metrics to the comparable GAAP financial metrics and provides the reasons UAL management believes these financial metrics are useful.

	Three Months Ended March 31,		% Increase/ (Decrease)
(In millions, except per share data)	2017	2016
Operating income (GAAP)	$278	$649	(57.2)
Operating margin (GAAP)	3.3%	7.9%	(4.6	) pts.
Operating income, excluding Special charges (Non-GAAP)	329	839	(60.8)
Operating margin, excluding Special charges (Non-GAAP)	3.9%	10.2%	(6.3	) pts.

Adjusted EBITDA, excluding special items (Non-GAAP)	$830	$1,304	(36.3)
Adjusted EBITDA margin, excluding special items (Non-GAAP)	9.9%	15.9%	(6.0	) pts.
Adjusted EBITDAR, excluding special items (Non-GAAP)	1,009	1,482	(31.9)
Adjusted EBITDAR margin, excluding special items (Non-GAAP)	12.0%	18.1%	(6.1	) pts.

Pre-tax income (GAAP)	$145	$494	(70.6)
Pre-tax margin (GAAP)	1.7%	6.0%	(4.3	) pts.
Pre-tax income, excluding special items (Non-GAAP)	196	688	(71.5)
Pre-tax margin, excluding special items (Non-GAAP)	2.3%	8.4%	(6.1	) pts.

Net income (GAAP)	$96	$313	(69.3)
Net income, excluding special items (Non-GAAP)	129	435	(70.3)

Diluted earnings per share (GAAP)	$0.31	$0.88	(64.8)
Diluted earnings per share, excluding special items (Non-GAAP)	0.41	1.23	(66.7)

Net cash provided by operating activities	$547	$1,199	(54.4)

Capital expenditures	$691	$816	(15.3)
Adjusted capital expenditures	1,354	823	64.5

Free cash flow, net of financings (Non-GAAP)	$(144)	$383	NM
Free cash flow (Non-GAAP)	(807)	376	NM

United Airlines Reports First-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

ROIC is a Non-GAAP financial measure that we believe provides useful supplemental information for management and investors by measuring the effectiveness of our operations’ use of invested capital to generate profits. ROIC is calculated as the company’s net operating profit after tax (“NOPAT”) divided by the company’s average invested capital.

(in millions)	Twelve Months Ended March 31, 2017
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special items (a)	$3,970
NOPAT adjustments (b)	975

NOPAT	$4,945

Effective cash tax rate (c)	0.5%
Invested Capital (five-quarter average)
Total assets	$40,552
Invested capital adjustments (d)	12,271

Average Invested Capital	$28,281

Return on Invested Capital	17.5%

Notes:	Twelve Months Ended March 31, 2017
(a) Non-GAAP Financial Reconciliation
Pre-tax income	$3,470
Add: Special items	500

Pre-tax income excluding special items	$3,970

(b)	NOPAT adjustments include: adding back (net of tax shield) interest expense, the interest component of capitalized aircraft rent, net interest on pension and subtracting cash taxes paid.
(c)	Effective cash tax rate is calculated by dividing cash taxes paid by adjusted pre-tax income.
(d)	Invested capital adjustments include: adding back capital aircraft rent (at 7.0X) and deferred income taxes, less advance ticket sales, frequent flyer deferred revenue, tax valuation allowance and other non-interest bearing liabilities.

United Airlines Reports First-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

(A) UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including operating income (loss) excluding special charges, income (loss) before income taxes excluding special items, net income (loss) excluding special items, net earnings (loss) per share excluding special items, and CASM, as adjusted, among others.

CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges is useful to investors because special charges are non-recurring charges not indicative of UAL’s ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related to UAL’s core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry. In addition, the company believes that adjusting for prior period gains and losses on fuel derivative contracts settled in the current period is useful because the adjustments allow investors to better understand the cash impact of settled fuel derivative contracts in a given period.

Pursuant to SEC Regulation G, UAL has included the following reconciliations of reported Non-GAAP financial measures to comparable financial measures reported on a GAAP basis.

	Three Months Ended March 31,		% Increase/ (Decrease)
	2017	2016
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	13.22	12.47	6.0
Less: Special charges (D)	0.09	0.37	NM
Less: Third-party business expenses	0.13	0.13	—
Less: Fuel expense	2.44	2.00	22.0

CASM, excluding special charges, third-party business expenses and fuel	10.56	9.97	5.9
Less: Profit sharing per available seat mile	0.03	0.18	(83.3)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	10.53	9.79	7.6

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	13.61	12.95	5.1
Less: Special charges (D)	0.08	0.33	NM
Less: Third-party business expenses	0.12	0.11	9.1
Less: Fuel expense	2.60	2.09	24.4

CASM, excluding special charges, third-party business expenses and fuel	10.81	10.42	3.7
Less: Profit sharing per available seat mile	0.04	0.16	(75.0)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	10.77	10.26	5.0

United Airlines Reports First-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended March 31,		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2017	2016
Operating expenses	$8,142	$7,546	$596	7.9
Less: Special charges (D)	51	190	(139)	NM

Operating expenses, excluding special charges	8,091	7,356	735	10.0
Less: Third-party business expenses	68	67	1	1.5
Less: Fuel expense	1,560	1,218	342	28.1
Less: Profit sharing, including taxes	20	93	(73)	(78.5)

Operating expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$6,443	$5,978	$465	7.8

Operating income	$278	$649	$(371)	(57.2)
Less: Special charges (D)	51	190	(139)	NM

Operating income, excluding special charges	$329	$839	$(510)	(60.8)

Income before income taxes	$145	$494	$(349)	(70.6)
Less: special items before income taxes (D)	51	194	(143)	NM

Income before income taxes and excluding special items	$196	$688	$(492)	(71.5)

Net income	$96	$313	$(217)	(69.3)
Less: special items, net of tax (D)	33	122	(89)	NM

Net income, excluding special items	129	435	(306)	(70.3)

Diluted earnings per share	$0.31	$0.88	$(0.57)	(64.8)
Less: special items	0.16	0.55	(0.39)	NM
Less: tax effect related to special items	(0.06)	(0.20)	0.14	NM

Diluted earnings per share, excluding special items	$0.41	$1.23	$(0.82)	(66.7)

United Airlines Reports First-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

UAL provides financial metrics, including earnings before interest, taxes, depreciation and amortization (EBITDA) as well as earnings before interest, taxes, depreciation and amortization, and aircraft rent (EBITDAR), that we believe provides useful supplemental information for management and investors by measuring profit and profit as a percentage of total operating revenues. These financial metrics are adjusted for special items that are non-recurring and that management believes are not indicative of UAL’s ongoing performance.

	Three Months Ended March 31,
EBITDA and EBITDAR	2017	2016
(In millions)
Net income	$96	$313
Adjusted for:
Depreciation and amortization	518	479
Interest expense	150	159
Interest capitalized	(23)	(14)
Interest income	(11)	(8)
Income tax expense	49	181
Special items before income taxes (D)	51	194

Adjusted EBITDA, excluding special items	830	1,304

Aircraft rent	179	178

Adjusted EBITDAR, excluding special items	$1,009	$1,482

UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, airport construction financing and excluding fully reimbursable projects is useful to investors in order to appropriately reflect the non-reimbursable funds spent on capital expenditures.

	Three Months Ended March 31,
Capital Expenditures (in millions)	2017	2016
Capital expenditures – GAAP	$691	$816
Property and equipment acquired through the issuance of debt	711	59
Airport construction financing	21	9
Fully reimbursable projects	(69)	(61)

Adjusted capital expenditures – Non-GAAP	$1,354	$823

Free Cash Flow (in millions)
Net cash provided by operating activities	$547	$1,199
Less capital expenditures – GAAP	691	816

Free cash flow, net of financings - Non-GAAP	$(144)	$383

Net cash provided by operating activities	$547	$1,199
Less adjusted capital expenditures – Non-GAAP	1,354	823

Free cash flow - Non-GAAP	$(807)	$376

United Airlines Reports First-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(B) Select passenger revenue information is as follows (in millions):

	1Q 2017 Passenger Revenue (millions)	Passenger Revenue vs. 1Q 2016	PRASM vs. 1Q 2016	Yield vs. 1Q 2016	Available Seat Miles vs. 1Q 2016
Domestic	$4,358	3.0%	(0.1%)	(0.6%)	3.1%

Atlantic	1,048	0.8%	2.1%	3.7%	(1.3%)
Pacific	987	3.7%	(3.5%)	(0.1%)	7.4%
Latin America	781	2.0%	2.8%	2.3%	(0.8%)

International	2,816	2.1%	0.0%	1.6%	2.1%

Consolidated	$7,174	2.6%	0.0%	0.4%	2.6%

Mainline	$5,831	4.6%	0.8%	1.2%	3.7%
Regional	1,343	(5.0%)	0.0%	0.2%	(5.0%)

Consolidated	$7,174

United Airlines Reports First-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(C) UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended March 31,		% Increase/ (Decrease)
(In millions, except per gallon)	2017	2016
Mainline fuel expense excluding hedge impacts	$1,290	$885	45.8
Hedge losses reported in fuel expense (a)	(2)	(138)	NM

Total mainline fuel expense	1,292	1,023	26.3
Regional fuel expense	268	195	37.4

Consolidated fuel expense	$1,560	$1,218	28.1

Mainline fuel consumption (gallons)	761	734	3.7
Mainline average aircraft fuel price per gallon	$1.70	$1.39	22.3
Mainline average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.70	$1.21	40.5
Regional fuel consumption (gallons)	149	156	(4.5)
Regional average aircraft fuel price per gallon	$1.80	$1.25	44.0
Consolidated fuel consumption (gallons)	910	890	2.2
Consolidated average aircraft fuel price per gallon	$1.71	$1.37	24.8
Consolidated average aircraft fuel price per gallon excluding hedge losses recorded in fuel expense	$1.71	$1.21	41.3

(a)	Includes losses from settled hedges that were designated for hedge accounting. UAL allocates 100 percent of hedge accounting gains (losses) to mainline fuel expense.

United Airlines Reports First-Quarter 2017 Performance

UNITED CONTINENTAL HOLDINGS, INC.

NOTES (UNAUDITED)

(D) Special items include the following:

	Three Months Ended March 31,
(In millions)	2017	2016
Operating:
Severance and benefit costs	$37	$8
Labor agreement costs	—	100
Cleveland airport lease restructuring	—	74
(Gains) losses on sale of assets and other special charges	14	8

Special charges	51	190

Nonoperating and income taxes:
Foreign currency loss	—	8
Income tax benefit related to special charges	(18)	(72)

Total operating and nonoperating special charges, net of income taxes	33	126
Prior period losses on fuel derivative contracts settled in the current period	—	(4)

Total special items, net of income taxes	$33	$122

Special items

Severance and benefit costs: During the three months ended March 31, 2017, the company recorded $21 million ($14 million net of taxes) of severance and benefit costs primarily related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters. In the first quarter of 2017, approximately 1,000 technicians and related employees elected to voluntarily separate from the company and will receive a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through early 2019. The company also recorded $16 million ($10 million net of taxes) of severance related to its management reorganization initiative.

During the three months ended March 31, 2016, the company recorded $8 million ($5 million net of taxes) of severance and benefit costs primarily related to a voluntary early-out program for its flight attendants.

Labor agreement costs: In April 2016, the fleet service, passenger service, storekeeper and other employees represented by the International Association of Machinists and Aerospace Workers ratified seven new contracts with the company which extended the contracts through 2021. The company recorded a $100 million ($64 million net of taxes) special charge for bonus payments in conjunction with the ratification of these contracts.

Cleveland airport lease restructuring: During the three months ended March 31, 2016, the City of Cleveland agreed to amend the lease, which runs through 2029, associated with certain excess airport terminal space (principally Terminal D) and related facilities at Hopkins International Airport (“Cleveland”). The company recorded an accrual for remaining payments under the lease for facilities that the company no longer uses and will continue to incur costs under the lease without economic benefit to the company. This liability was measured and recorded at its fair value when the company ceased its right to use such facilities leased to it pursuant to the lease. The company recorded a net charge of $74 million ($47 million net of taxes) related to the amended lease.

Foreign currency loss: During the three months ended March 31, 2016, the company recorded $8 million of losses ($5 million net of taxes) due to exchange rate changes in Venezuela applicable to funds held in local currency.

Prior period losses on fuel derivative contracts settled in the current period: Prior to 2017, the company used certain combinations of derivative contracts that were economic hedges but did not qualify for hedge accounting under U.S. generally accepted accounting principles. As with derivatives that qualified for hedge accounting, the economic hedges and individual contracts were part of the company’s program to mitigate the adverse financial impact of potential increases in the price of fuel. The company recorded changes in the fair value of the various contracts that were not designated for hedge accounting to Nonoperating income (expense): Miscellaneous, net in the statements of consolidated operations. For fuel derivative contracts that settled in the three months ended March 31, 2016, the company recorded mark-to-market losses of $4 million in prior periods.

(E) Effective tax rate: The Company’s effective tax rate for the three months ended March 31, 2017 and 2016 was 33.8% and 36.6%, respectively, which represented a blend of federal, state and foreign taxes and included the impact of certain nondeductible items. The effective tax rate for the three months ended March 31, 2017 reflects the impact of discrete events including the recognition of excess tax benefits related to employee stock compensation as a result of the adoption of ASU 2016-09, as well as a change in the mix of domestic and foreign earnings.

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